Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE is executed effective May 15, 2014 by and between SKBGS I, L.L.C., a Delaware limited liability company (“Landlord”) as successor to 2121 El Camino Real Investors, LLC, a Delaware limited liability company, and Selectica, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.     Landlord and Tenant are parties to that certain Office Lease dated July 8, 2011 (the “Lease”). Pursuant to the Lease, Tenant is leasing Premises located at 2121 S. El Camino Real, Suite 1000, in San Mateo, California. Such Premises consists of approximately 10,516 rentable square feet. The defined, capitalized terms used in the Lease shall have the same meanings when used herein.

B.     Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

NOW, THEREFORE, it is agreed as follows.

1.     Lease Term. The Lease Term is hereby amended and extended to include the twenty-five (25) month period commencing January 1, 2015 and expiring January 31, 2017 (the “Extension Period”), on the terms and conditions set forth in the Lease, as modified by this Amendment. This extension satisfies and replaces the option to extend set forth in Exhibit G of the Lease, which is hereby deleted.

2.     Base Rent. Base Rent during the Extension Period shall be as follows (calculated at the initial rate of $2.85 per rentable square foot per month, then escalated 3% per year):

Period	Monthly Amount
1/1/15-1/31/15	$0.00
2/1/15-12/31/15	$29,970.60
1/1/16-12/31/16	$30,869.72
1/1/17-1/31/17	$31,795.81

3.     Base Year. Effective January 1, 2015, the Base Year shall be 2015.

4.     Allowance. Landlord will provide Tenant with an allowance of $10,516.00 (the “Allowance”) to fund improvements to the Premises; if the cost of the improvements exceeds the Allowance, Tenant will pay the excess within ten (10) days of request. Tenant may use the Allowance to address some or all of the following:

●	Professionally clean the carpet and elevator cabs;

●	Service the existing HVAC system to decrease noise and inspect HVAC grates;

●	Paint and power clean the restrooms;

●	Install dishwasher in kitchen in existing kitchen cabinetry;

●	Inspect electrical outlets in kitchen;

●	Add motion detectors to lighting system; and

●	Add urinals to existing men’s restrooms if possible under current city and governing regulations.

Landlord shall perform the improvement work. Prior to commencing the improvement work, Landlord shall provide Tenant with a written quote for the cost of each improvement listed above. Following receipt of such quote, Tenant shall provide Landlord with written authorization of the improvement work that Tenant wants Landlord to perform under this Section 4. Landlord shall have access to the Premises for this purpose. Tenant acknowledges that this work may cause some inconvenience and disruption and Tenant agrees not to make any claim regarding the same. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises when performing the improvement work.

5.     Agreements and Acknowledgements by Tenant and Landlord.

(a)     Performance. Tenant acknowledges and agrees that Landlord and all predecessor lessors have fully and timely performed each and all of their obligations under the Lease. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (i) the Lease is and remains in good standing and in full force and effect, (ii) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (iii)  except as expressly provided in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

(b)     Inspection. The Premises, Building and Project have not undergone inspection by a certified access specialist.

(c)     USA Patriot Act Compliance. Tenant and Landlord each represents to the other party that such party is not (and is not engaged in this transaction on behalf of) a person or entity with which the other party is prohibited from doing business pursuant to any law, regulation or executive order pertaining to national security (“Anti-Terrorism Laws”). “Anti-Terrorism Laws” shall specifically include, but shall not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (aka, the USA Patriot Act); Executive Order 13224; the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq.; the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq.; the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq.; sanctions and regulations promulgated pursuant thereto by the Office of Foreign Assets Control (“OFAC”), as well as laws related to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(d)     Confidentiality. Tenant shall not disclose to any third party the terms or provisions of the Lease, nor any communications or information sent to or from Tenant under or pursuant to this Lease,  except in connection with one of the following: (i) such disclosure is required by applicable law (including, without limitation, securities laws) or by the order of any court or other governmental authority; (ii) in response to a request for discovery in any civil or criminal proceeding or in response to a subpoena or similar legal process; (iii) in connection with any litigation, mediation, arbitration or other dispute by or among the parties; (iv) to the extent any information contained in this Lease becomes part of the public domain through no fault of the disclosing party; and (v) in connection with obtaining, administering, and enforcing rights with respect to any insurance required by or contemplated by this Lease.

6.     Effect of Amendment. Submission of this Amendment for review does not constitute an offer by Landlord to Tenant. This document may not be relied upon, nor may any claim for reliance or estoppel be made based upon this document, unless and until this document is fully executed and delivered by each party.

7.     Representations. Tenant hereby represents and warrants to Landlord (a) Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of its interest in the Lease or in the Premises (including assignments for security purposes), (b) no consent of any third party is necessary for Tenant to execute, deliver and perform this Amendment, and (c) Tenant has dealt with no broker regarding this Amendment other than Cornish & Carey Commercial Newmark Knight Frank (representing Landlord) and Colliers International (representing Tenant) (collectively, the “Brokers”). Landlord shall pay a commission or finder’s fee due to the Brokers in connection with this Amendment, pursuant to a separate agreement. The person executing this Amendment on behalf of Tenant warrants his or her authority to do so. The person executing this Amendment on behalf of Landlord warrants his or her authority to do so.

8.     Counterparts. This Amendment may be executed and delivered in counterparts; delivery by facsimile or pdf is sufficient.

9.     Status of Lease. Except as expressly amended hereby the Lease remains in full force and effect and is hereby ratified and confirmed.

[SIGNATURE BLOCK ON NEXT PAGE]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

TENANT:	LANDLORD:
Selectica, Inc., a Delaware corporation By: Name: Title:	SKBGS I, L.L.C., a Delaware limited liability company By: Goldman Sachs Realty Management, L.P., as Asset Manager By: Name: Title:

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